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CUSIP No. 58461C 10 3                       PAGE 11 OF 13 PAGES

                                                   Exhibit 1

                    MEDICAL MANAGER CORPORATION

                        LOCK-UP AGREEMENT


                                             February 4, 1997


DONALDSON, LUFKIN & JENRETTE
SECURITIES CORPORATION
DEAN WITTER REYNOLDS INC.
c/o Donaldson, Lufkin & Jenrette
277 Park Avenue
New York, New York   10172
Attention:  Equity Capital Markets

MEDICAL MANAGER CORPORATION
3001 North Rocky Point Drive, Suite 100
Tampa, Florida   33607

Ladies and Gentleman:

     The undersigned understands that Donaldson, Lufkin & Jenrette Securities Corporation and Dean Witter Reynolds, Inc., as representatives (collectively, the "Representatives") of the several underwriters (the "Underwriters") named in Schedule I thereto, propose to enter into an Underwriting Agreement with Medical Manager Corporation, a Delaware corporation (the "Company"), providing for the initial public offering of common stock, par value $.01 per share (the "Common Stock") of the Company, and up to an additional 900,000 shares of Common Stock pursuant to an option granted by the Company to the Underwriters solely to cover over-allotments as set forth in the Underwriting Agreement (the "Initial Public Offering").

     In consideration of the Underwriters' agreement to purchase and undertake the Initial Public Offering of the Company's Common Stock and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby (i) agrees not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock which may be issued upon exercise of a stock option or warrant)

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CUSIP No. 58461C 10 3                       PAGE 12 OF 13 PAGES

or any securities convertible into or exercisable or exchangeable of such Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, for a period of 180 days after the date of the final prospectus relating to the Initial Public Offering,
(ii) agrees not to cause any registration statement for the sale of the undersigned's shares of Common Stock to be filed on or before the 180th day after the date of the final prospectus relating to the Initial Public Offering, and (iii) authorizes the Company to cause the transfer agent to note on the transfer books and records of the Company stop transfer instructions with respect to such shares of Common Stock for which the undersigned is the record or beneficial holder on the transfer books and records of the Company.

     Notwithstanding the foregoing, the undersigned may transfer any or all of the shares of Common Stock owned by it to any partnership, corporation, limited liability company, association, joint stock company, joint venture, unincorporated organization or other entity in which the undersigned owns a majority ownership interest; provided, however, that in any such case it shall be a condition to such transfer that the transferee executes an agreement stating that the transferee is receiving and holding the Common Stock subject to the provisions of this letter agreement, and there shall be no further transfer of such Common Stock except in accordance with this letter agreement.

     In furtherance of the foregoing, the Company and the transfer agent of the Common Stock are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

     The undersigned also expressly waives, with respect to the Initial Public Offering, any registration rights or similar rights he, she or it may have to participate as a selling stockholder in the Initial Public Offering with respect to the shares of Common Stock (or securities convertible into, or exchangeable or exercisable for, Common Stock, or rights to acquire Common Stock or derivative therefrom) owned by the undersigned.

     The undersigned understands that the Company and the Underwriters will proceed with the Initial Public Offering in reliance on this letter agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement, and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be

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CUSIP No. 58461C 10 3                       PAGE 13 OF 13 PAGES

binding upon the heirs, personal representatives, successors, and assigns of the undersigned.

                                  ELECTRONIC DATA SYSTEMS
                                    CORPORATION


                                  By:  /s/ W. Phillip Whitcomb
                                       Division Vice President

Name:  Electronic Data Systems Corporation
Address:
Electronic Data Systems Corporation
5400 Legacy Drive
Plano, Texas   75024-3199
Attn:  President Healthcare SBU

Federal Employer Identification Number:
75-2548221

Number of shares owned                Certificate Numbers:
or subject to warrants, options              0034
or convertible securities:
1,221,896